Exhibit 99.1

NEWS RELEASE

Contact: Dollar Financial Corp.
Financial Dynamics
Mark McCall (212) 850-5641
FOR IMMEDIATE RELEASE

DOLLAR FINANCIAL CORP. ANNOUNCES RECORD SECOND QUARTER RESULTS AND INCREASES GUIDANCE FOR FISCAL 2006;

THE COMPANY POSITIONS ITSELF FOR CONTINUING GROWTH THROUGH GEOGRAPHIC AND PRODUCT LINE EXPANSION

BERWYN, Pennsylvania, January 31, 2006 – Dollar Financial Corp. (NASDAQ:DLLR - News), a leading international financial services company serving under-banked customers, today announced results for the fiscal second quarter ended December 31, 2005.

Highlights for the quarter ended December 31, 2005, as compared to the quarter ended December 31, 2004 include:

•	Total net revenue was $80.7 million, an increase of 11.4% or $8.3 million and a record for a fiscal quarter.
•	Revenue from the Company’s international operations increased by 18.3% or $8.1 million.
•

Comparable store sales for the international business increased by 19.4% and total company comparable store sales increased by 8.8%. This quarter marks the 10th consecutive quarter in which the Company’s comparable store sales have increased by at least 8.0%.

•	The newly introduced CustomCash™ installment loan product in the U.S. market generated $3.9 million of net revenue for the quarter.
•	Net income before income taxes increased by $2.7 million to $9.1 million, representing a 43.0% increase and a record for a fiscal quarter.
•	Net income increased by $1.9 million to $3.0 million for the quarter and a record for a fiscal quarter.
•	Pro-forma fully diluted earnings per share assuming a 37.0% pro-forma effective tax rate was $0.31 for the quarter.

•	Total Company loan loss provision, as a percentage of gross consumer lending revenue, decreased to 18.9% for the second quarter from 22.2% for the same period in the prior year.

Commenting on the results, Jeff Weiss, the Company’s Chairman and Chief Executive Officer, stated, “Our primary focus this quarter was on positioning the company for continuing growth for the remainder of fiscal 2006 and beyond. During the quarter, we successfully launched our new installment loan product, CustomCash™, in the U.S. market and are pleased to report the consumer’s demand for this product has exceeded our expectations. In addition, in December, we expanded our market reach in the U.K. by opening our first three store locations in Scotland. We believe this expansion presents an excellent opportunity for future growth as Scotland has a number of large population densities with demographics that fit our target customer profile. As evidenced by these initiatives, we remain committed to being the most geographically and product diversified company in the industry and will continue to explore opportunities to enter new markets and expand our product offerings. “

Mr. Weiss continued, “Owing to a significant decline in consumer bankruptcy filings and a slower pace of franchise store openings, our new We The People business did not meet our expectations and generated an operating loss of approximately $2.0 million for the quarter. We have made significant investments in people, systems and infrastructure to support the future growth of the We The People store and franchise network and expect improved bottom-line results from this business unit during the remainder of fiscal 2006.”

The Company’s international operations generated a $5.1 million or 32.8% increase in net consumer lending revenue. As expected, this was offset by the transition of the majority of the U.S. payday consumer loan business from a bank agency model to a company funded loan model which resulted in a $2.6 million decrease in net domestic consumer lending revenue.

International check cashing revenue increased by $1.9 million or 8.6%, while U.S. check cashing revenue increased by $617,000 or 5.6%. The other revenue category increased by $2.6 million, primarily due to $1.9 million of revenue from the We The People legal document preparation services line of business, as well as additional franchise revenue from the Canadian business.

Total company funded loan originations were $252.7 million for the second quarter ended December 31, 2005 representing an increase of 40.9% or $73.4 million over the same period in the prior year. The increase was primarily a result of the Company transitioning the majority of its domestic payday loan portfolio from a bank agency model to a company funded loan model. The resulting transition caused U.S. company funded loan originations to increase by 234.8% or $43.5 million. Loan originations in Canada grew by 22.0% or $26.0 million, while loan originations in the U.K. grew by 9.3% or $4.0 million. As a percentage of gross consumer lending revenue, total company loan losses decreased to 18.9% for the current quarter compared to 22.2% for the previous year.

For the second quarter ended December 31, 2005, the face amount of the average check cashed increased 5.5% to $441 compared to $418 for the prior year period. The average fee per check cashed also increased by 6.5% to $16.50 for the quarter.

Comparable store sales increased by 8.8% or $6.2 million for the quarter and on a constant currency basis increased by 8.7% or $6.1 million. On a local currency basis, U.K. comparable store sales increased by 22.5%, with an increase of 17.2% in Canada, while U.S. comparable store sales decreased by 11.0%. The decrease in U.S. comparable store sales is a direct result of the transition of the U.S. payday loan portfolio to the company funded loan model, and is net of the revenue generated by the newly introduced CustomCash™ product.

For the three months ended December 31, 2005, the Company realized store and regional margin of $28.0 million or 34.7% of total revenue as compared to $27.0 million or 37.2% of total revenue for the same period in the prior year. The primary reasons for the decrease in store and regional margin, as a percentage of revenue, were the expected lower aggregate consumer lending revenue in the U.S., additional expenses associated with the launch of the CustomCash™ product, and additional store and other operating expenses associated with the acquired We The People stores.

Corporate expenses were $10.4 million for the three months ending December 31, 2005 compared to $9.5 million for the previous year, which represents a decline to 12.9% of total revenue for the current quarter from 13.1% for the previous year. The increase in the amount, as compared to the prior years’ quarter, is principally attributable to increased insurance and other public company costs. Interest expense for the second quarter decreased to $7.4 million from $9.8 million for the previous year.

Income before income taxes for the quarter was $9.1 million, an increase of $2.7 million or 43.0% over the prior year. The Company realized net income of $3.0 million for the quarter, as compared to $1.1 million for the previous year. For calendar year 2005, the Company’s income before income taxes and net income were $26.0 million and $3.9 million respectively.

The Company’s income tax provision for the fiscal 2006 second quarter was $6.1 million, which reflects an effective income tax rate of 67.0%. Included in the income tax provision is a valuation allowance against the tax benefit of the Company’s U.S. income tax operating losses, which represents 30.0% of income before income taxes. The valuation allowance is recorded pursuant to U.S. generally accepted accounting principles, and will continue until such time as the Company can demonstrate that the benefit from such tax operating losses can be realized. If the Company was able to demonstrate that the benefit from the U.S. income tax operating loss for the quarter could be realized, and thereby could recognize the benefit thereof under U.S. generally accepted accounting principles, the pro-forma effective income tax rate for the quarter would have been approximately 37.0%. The 37.0% pro-forma effective income tax rate would have resulted in earnings per share for the quarter of $0.31.

In the second quarter of fiscal 2006, the Company opened six new company operated stores in both the U.K. and Canadian markets, and also acquired two company operated We The People stores in the U.S. market. The Company also closed one under-performing company operated financial services store in the U.S. market and nine company operated We The People stores. The closed We The People stores were acquired in the first quarter, were generally in poor locations, and were targeted for closure. We anticipate developing more profitable company operated or franchise stores at better sites within these territories in the future.

The Company added five franchise financial services locations in Canada, one in the U.S., and a net total of eight in the U.K. market. There was a net reduction of four franchise We The People locations in the U.S. market.

Fiscal 2006 Earnings Guidance

Because of the strong performance of the newly introduced CustomCash™ product in the U.S. market and the growing strength of the international business in the second quarter, the Company is increasing its earnings guidance for fiscal 2006. Dollar is now projecting revenue of between $312.0 and $317.0 million and EBITDA of $80.0 million to $82.0 million. Income before income taxes, for fiscal 2006, is now projected to be between $38.0 and $40.0 million.

Investors Conference Call

Dollar Financial Corp. will be holding an investor’s conference call on Tuesday, January 31, 2006 at 5:00 pm ET to discuss the Company’s results for the fiscal second quarter and its guidance for fiscal year 2006. Investors can participate in the conference by dialing 888-896-0863 (U.S. and Canada) or 973-935-8507 (International); use the confirmation code “Dollar”. Hosting the call will be Jeff Weiss, Chairman and CEO, Don Gayhardt, President, and Randy Underwood, Executive Vice President and CFO. For your convenience, the conference call can be replayed in its entirety beginning at 7:00 pm Eastern Time on January 31, 2006 through February 7, 2006. If you wish to listen to the replay of this conference call, please dial 973-341-3080 and enter passcode “6904467”.

The conference call will also be broadcast live through a link on the Investor Relations page on the Dollar Financial web site at http://www.dfg.com. Please go to the web site at least 15 minutes prior to the call to register, download and install any necessary audio software.

About Dollar Financial Corp.

Dollar Financial Corp. is a leading international financial services company serving under-banked consumers. Our customers are typically lower- and middle-income working-class individuals who require basic financial services but, for reasons of convenience and accessibility, purchase some or all of their financial services from the Company rather than from banks and other financial institutions. To meet the needs of these customers, the Company provides a range of consumer financial products and services primarily consisting of check cashing, short-term consumer loans, Western Union money order and money transfer products, reloadable VISA® branded debit cards, electronic tax filing, bill payment services, and legal document preparation services.

At December 31, 2005, the Company operated a network of 1,329 stores, including 165 We the People legal document preparation locations, and 725 company-operated financial services stores in 36 states, the District of Columbia, Canada and the United Kingdom. The store network is the largest network of its kind in each of Canada and the United Kingdom and the second-largest network of its kind in the United States. The Company’s customers, many of whom receive income on an irregular basis or from multiple employers, are drawn to the convenient neighborhood locations, extended operating hours and high-quality customer service. The Company’s products and services, principally check cashing and short-term consumer loan programs, provide immediate access to cash for living expenses or other needs. For more information, please visit the Company's website at www.dfg.com.

Forward Looking Statement

This news release contains forward looking statements, including statements regarding the Company’s future results, growth and operating strategy, the impact of hurricanes and of the performance of new products. These forward looking statements involve risks and uncertainties, including risks related to the regulatory environment, the integration of acquired stores, the performance of new stores, the new installment loan products and other new product lines on the Company’s business, results of operations, financial condition and prospects. There can be no assurance that the Company will be able to meet its expected results, successfully integrate any of its acquisitions, or that the various FDIC, Federal, state or foreign legislative or regulatory activities affecting the Company or the banks with which the Company does business will not negatively impact the Company’s operations. A more complete description of these and other risks, uncertainties and assumptions is included in the Company’s filings with the Securities and Exchange Commission, including those described under the heading “Risk Factors” in the final prospectus from the Company’s initial public offering filed with the SEC on January 31, 2005 and its annual report on Form-10K. You should not place any undue reliance on any forward-looking statements. We disclaim any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

DOLLAR FINANCIAL CORP.
INTERIM UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30, 2005	December 31, 2005

Assets:
Cash and cash equivalents	$ 92,504	$ 100,102
Loans receivable:
Loans receivable	41,353	56,539
Less: Allowance for loan losses	(2,707)	(4,096)

Loans receivable, net	38,646	52,443
Other consumer lending receivables	7,996	3,976
Prepaid expenses and other receivables	12,310	15,434
Deferred tax asset, net	71	90
Property and equipment, net	35,611	36,103
Goodwill and other intangibles, net	186,190	194,598
Debt issuance costs, net	10,558	10,374
Other assets	3,970	3,014

Total Assets	$ 387,856	$ 416,134

Liabilities:
Accounts payable	$ 19,256	$ 23,016
Foreign income taxes payable	4,648	4,912
Accrued expenses and other liabilities	26,909	22,581
Accrued interest payable	3,291	3,314
Deferred tax liability	2,352	3,194
Revolving credit facilities	-	20,500
9.75% Senior Notes due 2011	271,764	271,626
Other long-term debt	-	733

Total Liabilities	328,220	349,876

Shareholders' equity:
Common stock	18	18
Additional paid-in capital	160,997	161,195
Accumulated deficit	(121,885)	(116,568)
Accumulated other comprehensive income	20,506	21,613

Total shareholders' equity	59,636	66,258

Total Liabilities and Shareholders' Equity	$ 387,856	$ 416,134

DOLLAR FINANCIAL CORP.
INTERIM UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except share and per share amounts)

	Three Months Ended		Six Months Ended
	December 31,		December 31,

	2004	2005	2004	2005

Revenues:
Check cashing	$ 32,733	$ 35,224	$ 63,095	$ 69,571
Consumer lending:
Fees from consumer lending	39,538	41,094	76,745	77,332
Provision for loan losses and adjustment
to servicing revenue	(8,772)	(7,748)	(18,209)	(16,521)

Consumer lending, net	30,766	33,346	58,536	60,811
Money transfer fees	3,685	4,262	7,193	8,220
Other	5,222	7,835	9,715	16,530

Total revenues	72,406	80,667	138,539	155,132

Store and regional expenses:
Salaries and benefits	22,456	26,004	43,343	51,195
Occupancy	5,612	6,752	11,006	13,470
Depreciation	1,821	1,835	3,575	3,667
Returned checks, net and cash shortages	2,738	3,128	5,222	6,387
Telephone and telecommunication	1,477	1,445	2,950	2,866
Advertising	2,289	2,633	5,121	4,822
Bank charges and armored carrier services	1,867	2,171	3,627	4,266
Other	7,179	8,690	14,271	15,999

Total store and regional expenses	45,439	52,658	89,115	102,672

Store and regional margin	26,967	28,009	49,424	52,460

Corporate and other expenses:
Corporate expenses	9,519	10,410	17,750	19,582
Management fees and other	109	142	472	418
Other depreciation and amortization	1,150	886	2,081	1,811
Interest expense, net	9,802	7,438	19,471	14,679

Income before income taxes	6,387	9,133	9,650	15,970
Income tax provision	5,254	6,115	8,608	10,653

Net Income	$ 1,133	$ 3,018	$ 1,042	$ 5,317

Net Income per share
Basic	$ 0.10	$ 0.17	$ 0.10	$ 0.29
Diluted	$ 0.10	$ 0.16	$ 0.09	$ 0.29

Weighted average shares outstanding
Basic	10,965,779	18,102,727	10,965,779	18,095,881
Diluted	11,367,575	18,358,187	11,367,575	18,392,674

EBITDA Reconciliation

EBITDA is not an item prepared in accordance with GAAP. EBITDA is earnings before interest expense, income tax provision, depreciation, amortization and other items described below. Dollar presents EBITDA as an indication of operating performance and its ability to service its debt and capital expenditure requirements. EBITDA does not indicate whether Dollar’s cash flow will be sufficient to fund all of its cash needs. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other measures of operating performance or liquidity determined in accordance with GAAP. Dollar believes that EBITDA amounts should be reviewed by prospective investors because Dollar uses them as one means of analyzing its ability to service its debt and capital expenditure requirements, and Dollar understands that they are used by some investors as one measure of a Company's historical ability to service its debt and capital expenditure requirements. Not all companies calculate EBITDA in the same fashion, and therefore these amounts as presented may not be comparable to other similarly titled measures of other companies. The table below reconciles income before income taxes as reported on Dollar’s Interim Unaudited Consolidated Statements of Operations to Adjusted EBITDA (dollars in thousands):

	Three Months Ended		Six Months Ended
	December 31,		December 31,

	2004	2005	2004	2005

Income before income taxes	$ 6,387	$ 9,133	$ 9,650	$ 15,970
Add:
Depreciation and amortization	2,971	2,721	5,656	5,478
Interest expense	9,802	7,438	19,471	14,679
Management fees and other	109	142	472	418
Foreign currency (gain) loss	471	(100)	597	304

Adjusted EBITDA	$ 19,740	$ 19,334	$ 35,846	$ 36,849

Dollar Financial Corp.
Unaudited Store Data

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2004	2005	2004	2005

Consolidated Store Count
Beginning	1,122	1,316	1,110	1,335
Opened	10	12	21	18
Acquired	4	2	5	28
Closed or Sold	(8)	(11)	(8)	(15)
Franchise, net change	2	10	2	(37)

Ending	1,130	1,329	1,130	1,329

Company-Operated Store Count
Beginning	650	744	638	716
Opened	10	12	21	18
Acquired	4	2	5	28
Closed or Sold	(8)	(11)	(8)	(15)

Ending	656	747	656	747

Franchise Store Count
Beginning	472	572	472	619
Financial Services, net change	2	14	2	(8)
We The People, net change	0	(4)	0	(29)

Ending	474	582	474	582

Dollar Financial Corp.
Unaudited Selected Statistical Data

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2004	2005	2004	2005

Check Cashing Data (Consolidated)
Face amount of checks cashed (in millions)	$ 883	$ 941	$ 1,699	$ 1,858
Number of checks cashed (in thousands)	2,113	2,135	4,135	4,223
Face amount of average check	$ 418	$ 441	$ 411	$ 440
Average fee per check cashed	$ 15.49	$ 16.50	$ 15.26	$ 16.47
Net write-offs of returned checks (in thousands)	$ 2,414	$ 2,646	$ 4,640	$ 5,615
Net write offs as a percentage of check cashing revenue	7.4%	7.5%	7.4%	8.1%

Consumer Loan Data – Net Revenues
U.S. company funded consumer loan originations	$ 18,507	$ 61,960	$ 37,069	$ 129,596
Canadian company funded consumer loan originations	118,027	143,981	225,168	273,073
U.K. company funded consumer loan originations	42,780	46,740	85,478	94,478

Total company funded consumer loan originations	$ 179,314	$ 252,681	$ 347,715	$ 497,147

Consumer Loan Data – Net Revenues
U.S. servicing revenues, net	$ 13,868	$ 3,933	$ 26,018	$ 5,341
U.S. company funded consumer loan revenues	2,711	10,415	5,485	20,254
Canadian company funded loan revenues	12,538	17,419	24,018	32,476
U.K. company funded consumer loan revenues	6,323	7,708	12,359	15,097
Provision for loan losses on company funded loans	(4,674)	(6,129)	(9,344)	(12,357)

Total consumer lending revenues, net	$ 30,766	$ 33,346	$ 58,536	$ 60,811

Consumer Loan Net Charge-offs
Gross charge-offs of company funded consumer loans	$ 16,476	$ 26,753	$ 32,554	$ 51,520
Recoveries of company funded consumer loans	(11,912)	(20,670)	(23,380)	(40,401)

Net charge-offs on company funded consumer loans	$ 4,564	$ 6,083	$ 9,174	$ 11,119

Gross charge-offs of company funded consumer loans
as a percentage of total company funded consumer loan
originations	9.2%	10.6%	9.4%	10.4%
Recoveries of company funded consumer loans as a
percentage of total company funded consumer loan
originations	6.7%	8.2%	6.8%	8.2%
Net charge-offs on company funded consumer loans as
a percentage of total company funded consumer loan
originations	2.5%	2.4%	2.6%	2.2%